Exhibit 2.1

PLAN OF LIQUIDATION

OF

RENAISSANCE ACQUISITION CORP.

(A Dissolved Delaware Corporation)

This Plan of Liquidation (or “Plan”) of Renaissance Acquisition Corp. (“Renaissance,” “we” or “us”) is dated this 23rd day of January 2009.

WHEREAS, Article Fifth of Renaissance’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that Renaissance’s corporate existence shall terminate on January 29, 2009 (the “Last Date”) unless such provision is amended in connection with a business combination and such amendment is voted upon by its stockholders;

WHEREAS Renaissance will not consummate a business combination prior to the Last Date and its corporate existence will therefore cease on the Last Date;

WHEREAS, Renaissance will be dissolving as a result of its corporate existence ceasing on the Last Date;

WHEREAS, Renaissance elects to adopt a plan of distribution pursuant to Section 281(b) of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, Renaissance has paid or otherwise satisfied or made provision for all claims and obligations of Renaissance known to it, including conditional, contingent or unmatured contractual claims, other than the following:

1.

any unknown liabilities or outstanding obligations prior to the date hereof and liabilities and obligations incurred or to be incurred after such date, including fees and expenses in connection with legal, accounting and other professional services to be rendered in connection with the dissolution and liquidation of Renaissance and the winding up of its business and affairs (the “Outstanding Obligations”);

2.

liabilities for federal, state and city taxes (“Tax Liabilities”); and

3.

Renaissance’s obligations to holders (the “Public Stockholders”) of its shares of common stock, par value $0.0001 (the “Common Stock”), issued in its initial public offering (the “IPO”) to distribute the proceeds of the trust account (the “Trust Account”) established in connection with the IPO in connection with the dissolution and liquidation of Renaissance as provided in Renaissance’s Charter and its prospectus for its IPO;

WHEREAS, there are no pending actions, suits or proceedings to which Renaissance is a party;

WHEREAS, there are no facts known to Renaissance, indicating that claims that have not been made known to Renaissance or that have not arisen are likely to become known to Renaissance or to arise within ten years after the date of dissolution; and

WHEREAS, pursuant to Renaissance’s IPO, the Chief Executive Officer of Renaissance agreed to be liable for and indemnify Renaissance against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) which Renaissance may become subject as a result of any claim by any vendor or other person who is owed money by Renaissance for services rendered or products sold or contracted for, or by any target business, but only to the extent necessary to ensure that such loss, liability, claim, damage or expense does not reduce the amount in the Trust Account;

NOW THEREFORE, Renaissance adopts the following Plan of Liquidation, which shall constitute a plan of distribution in accordance with Section 281(b) of the DGCL:

1.

PAYMENT OF LIABILITIES AND OBLIGATIONS.  Renaissance shall, as soon as practicable following the adoption of this Plan by the Board of Directors and Renaissance’s dissolution on January 29, 2009, (a) pay or provide for the payment in full, or in such other amount as shall be agreed upon by Renaissance and the relevant creditor, the Outstanding Obligations and (b) pay in full the Tax Liabilities.

2.

CONTINGENCY RESERVE.    Renaissance shall retain the indemnification obligations to Renaissance referred to in the eighth recital above as provision for and as a reserve against any and all claims against, and obligations of, Renaissance.

3.

AUTHORITY OF OFFICERS AND DIRECTORS.  The Board of Directors and the officers of Renaissance shall continue in their positions for the purpose of winding up the affairs of Renaissance as contemplated by Delaware law.  The Board of Directors may appoint officers, hire employees and retain independent contractors in connection with the winding up process and is authorized to pay such persons compensation for their services; provided, however, that no current officer or director of Renaissance shall receive any compensation for his or her services as aforesaid and that any such compensation to such other persons shall be fair and reasonable.  The adoption of the Plan by the Board of Directors shall constitute full and complete authority, in accordance with and subject to the terms of the Charter, for the Board of Directors and the officers of Renaissance, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board of Directors or such officers deem necessary, appropriate or advisable (i) to dissolve Renaissance in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of Renaissance; (iii) to satisfy or provide for the satisfaction of Renaissance’s obligations in accordance with Section 281(b) of the DGCL; and (iv) to distribute all of the remaining funds of Renaissance to the holders of the Common Stock in complete cancellation or redemption of its stock.

4.

CONVERSION OF ASSETS INTO CASH OR OTHER DISTRIBUTABLE FORM.  Subject to approval by the Board of Directors, the officers and agents of Renaissance shall, as promptly as feasible, proceed to collect all sums due or owing to Renaissance, including recovery of any tax refunds owing to Renaissance, to sell and convert into cash any and all corporate assets and, out of the assets of Renaissance, attempt to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of Renaissance pursuant to Sections 1 and 2 above, including all expenses of the sale of assets and of the dissolution and liquidation provided for by this Plan.  Any funds left over shall be distributed on a pro rata basis to the Public Stockholders.

5.

RECOVERY OF ASSETS.  In the event that Renaissance (or any trustee or receiver for Renaissance appointed pursuant to Section 279 of the DGCL) shall recover any assets or funds belonging to Renaissance, including any federal or state tax refunds, such funds shall first be used to satisfy any claims against or obligations of Renaissance, and to the extent any assets or funds remain thereafter, shall be distributed to the Public Stockholders in accordance with and subject to the terms of the Charter, the DGCL and to such terms and conditions as the Board of Directors (or any trustee or receiver for Renaissance) may deem appropriate; provided, however, that nothing herein shall be deemed to preclude Renaissance (or any trustee or receiver for Renaissance) from petitioning any court of competent jurisdiction for instructions as to the proper distribution and allocation of any such assets or funds that may be recovered by or on behalf of Renaissance.

6.

PROFESSIONAL FEES AND EXPENSES.  It is specifically contemplated that the Board of Directors may authorize the payment of a retainer fee to a law firm or law firms selected by the Board of Directors for legal fees and expenses of Renaissance, including, among other things, to cover any costs related to any possible indemnification of Renaissance’s officers or members of the Board of Directors provided by Renaissance pursuant to the Charter, its bylaws, the DGCL or otherwise, and may authorize the payment of fees to an accounting firm or firms selected by the Board of Directors for services rendered to Renaissance.  In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, Renaissance may, in the sole and absolute discretion of the Board of Directors, pay any brokerage, agency and other fees and expenses of persons rendering services to Renaissance in connection with the collection, sale, exchange or other disposition of Renaissance’s property and assets and the implementation of this Plan.

7.

INDEMNIFICATION.  Renaissance can elect to continue to indemnify its officers, directors, employees and agents in accordance with the Charter, its bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of Renaissance.  The Board of Directors, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover Renaissance’s obligations hereunder, including, without limitation, directors’ and officers’ liability coverage.

8.

LIQUIDATING TRUST.  The Board of Directors may, but is not required to, establish and distribute assets of Renaissance to a liquidating trust, which may be established by agreement in form and substance determined by the Board of Directors with one or more trustees selected by the Board of Directors.  In the alternative, the Board of Directors may petition a Court of competent jurisdiction for the appointment of one more trustees to conduct the liquidation of Renaissance, subject to the supervision of the Court.  Whether appointed by an agreement or by the Court, any trustee or trustees shall in general be authorized to take charge of Renaissance’s property, and to collect the debts and property due and belonging to Renaissance, with power to prosecute and defend, in the name of Renaissance or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by Renaissance that may be necessary, appropriate or advisable for the final settlement of the unfinished business of Renaissance.

9.

LIQUIDATING DISTRIBUTIONS.  Liquidating distributions, in accordance with and subject to the terms of the Charter, shall be made from time to time after the adoption of this Plan to the holders of record, at the close of business on January 28, 2009, of outstanding shares of Common Stock sold pursuant to the IPO, pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board of Directors adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of Renaissance (including costs and expenses incurred and anticipated to be incurred in connection with the complete liquidation of Renaissance).  All determinations as to the time for and the amount of liquidating distributions shall be made in the exercise of the absolute discretion of the Board of Directors and in accordance with Section 281 of the DGCL.  As provided in Section 12 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of Renaissance within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

10.

AMENDMENT OR MODIFICATION OF PLAN.  If for any reason the Board determines that such action would be in the best interests of Renaissance, it may amend or modify this Plan and all actions contemplated hereunder, notwithstanding stockholder approval of this Plan, to the extent permitted by the DGCL and in accordance with and subject to the terms of the Charter; provided, however, that Renaissance will not amend or modify this Plan under circumstances that would require additional stockholder approval under the DGCL and/or the federal securities laws without complying with such laws.

11.

CANCELLATION OF STOCK AND STOCK CERTIFICATES.  Following the dissolution of Renaissance, it shall no longer permit or effect transfers of any of its stock, except by will, intestate succession or operation of law.

12.

LIQUIDATION UNDER CODE SECTIONS 331 AND 336.  It is intended that this Plan shall be a plan of complete liquidation of Renaissance in accordance with the terms of Sections 331 and 336 of the Code.  This Plan shall be deemed to authorize the taking of such action as may be necessary or determined to be appropriate by the appropriate officers of Renaissance to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of an election under Section 336(e) of the Code, if applicable.

13.

FILING OF TAX FORMS.  The appropriate officers of Renaissance are authorized and directed, within 30 days after the effective date of this Plan, to execute and file a U.S. Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

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